IVAR SIEM
                                                                       President
August 31, 1996

Mr. T. Scott O'Keefe
14427 Chadbourne
Houston, Texas 77079

Dear Scott:

I am pleased to confirm our offer of employment to you as outlined below.

Start Date:       September 1, 1996

Title:            Senior Vice President & CFO

Reporting to:     Chief Executive Officer (with access to the Board)

Responsibilities: Direct ALL financial and administrative activities of the company including accounting, treasury, tax, investor relations, capital markets work and office services. Also provide support to and participate in all investment analysis, due diligence and deal closure. Help establish the company's goals, monitor progress relative to the goals and assist in keeping the company on track.

Annual Salary:    $150,000

Annual Bonus:     Discretionary based on company & individual performance

Stock Options:    Grant of 350,000 shares at market strike price upon closing of
                  Merger transaction; 175,000 vest 50% on the one and two anniversary dates with total life of 4 years and 175,000 vest one-third at the end of year 3, 4 and 5 with 10 year total life. Eligible for additional annual grants based primarily on individual performance. Options vest immediately upon change of control and survive for one year following involuntary termination or change of control. Piggyback rights upon change of control.

T. Scott O'Keefe
August 29,1996
Page 2


Severance Agreement: Salary and medical benefit continuation for 12 months upon involuntary termination or change in control.

Recurring Benefits:
 Medical insurance      Per company plan
 Dental insurance       Per company plan
 Disability insurance   Per company plan (which is to be developed)
 Life insurance         Per company plan (which is to be developed)
 Sick leave             Per company plan
 401(k) participation   Per company plan
 Vacation               3 weeks
 Club membership        Company to provide CCA membership (example-Greenspoint)
 Company car            Company to provide

DI's current medical benefits policy includes a 60 day eligibility waiting period which will be waived due to your contractual employment since April 2, 1996. DI also currently does not provide long-term disability insurance and only provides nominal life insurance. DI agrees to undertake an effort to develop a benefit plan for executive at your level which will include long-term disability and life insurance that is competitive. It is anticipated that this plan will provide some multiple of salary (minimum of 2x) in term life insurance and some percentage (minimum of 60%) of your salary in the form of long-term disability insurance.

If the above meets with your approval, please indicate so by signing below. And we will endeavor to develop and execute a definitive severance agreement and stock option agreement within the next week or so as outlined above.

Sincerely,

/s/ IVAR SIEM
    Ivar Siem


/s/ T. SCOTT O'KEEFE
Agreed to an accepted, date